CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100
AUSTIN, TEXAS 78729-1107
512-249-7000

306 WEST SEVENTH STREET, SUITE 302
FORT WORTH, TEXAS 76102-4987
817-336-2461
www.cgaus.com

1000 LOUISIANA STREET, SUITE 1900
HOUSTON, TEXAS 77002-5008
713-651-9944

October 10, 2018

Mr. Clayton J. Riddle
PEDEVCO Corp., dba Pacific Energy Development
1250 Wood Branch Park Dr. Suite 400
Houston, TX 77079

Re: Evaluation Summary
PEDEVCO Corp. Interests
(dba Pacific Energy Development)
Various Oil Properties in New Mexico
Total Proved Reserves
As of September 1, 2018

Pursuant to the Guidelines of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue

Dear Mr. Riddle:

As requested, this report was completed on October 10, 2018 for PEDEVCO Corp., dba Pacific Energy Development ("PEDEVCO") for the purpose of public disclosure by PEDEVCO in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations. We evaluated 100% of PEDEVCO's reserves, which are made up of oil and gas properties in Chaveroo and Milnesand oil fields based in New Mexico. This report, with an effective date of September 1, 2018, was prepared using constant prices and costs and conforms to the guidelines of the *Securities and Exchange Commission* (SEC). A composite summary of the results of this evaluation are presented below:

		Proved Developed Producing	Proved Undeveloped	Total Proved
Net Reserves				
Oil	- Mbbl	116.3	11,395.2	11,511.5
Gas	- MMcf	0.0	5,087.0	5,087.0
Revenue				
Oil	- M$	7,248.7	710,449.1	717,697.8
Gas	- M$	0.0	6,582.6	6,582.6
Severance Taxes	- M$	513.9	50,893.5	51,407.4
Ad Valorem Taxes	- M$	362.4	35,851.6	36,214.0
Operating Expenses	- M$	3,277.5	69,926.7	73,204.1
Other Deductions	- M$	423.3	41,478.4	41,901.7
Investments	- M$	1,099.6	226,370.0	227,469.6
Net Operating Income (BFIT)	- M$	1,572.0	292,511.5	294,083.5
Discounted @ 10% *(Present Worth)*	**- M$**	**1,435.5**	**179,623.8**	**181,059.3**

Future revenue is prior to deducting state production taxes and ad valorem taxes. Future net cash flow is after deducting these taxes, future capital costs and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net cash flow has been discounted at an annual rate of ten percent to determine its "present worth". The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

The oil reserves include oil and condensate. Oil volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base.

Our estimates are for proved reserves only and do not include any probable or possible reserves nor have any values been attributed to interest in acreage beyond the location for which undeveloped reserves have been estimated. The Proved Developed category is the summation of the Proved Developed Producing and Proved Developed Non-Producing estimates. For this evaluation, Proved Developed reserves and value are equal to Proved Developed Producing reserves and value.

Presentation

The report contains summaries by reserve category. The reserve categories presented are: Total Proved (TP), Proved Developed Producing (PDP) and Proved Undeveloped (PUD).

Hydrocarbon Pricing

The base oil and gas prices calculated for September 1, 2018, were $63.43 per barrel and $2.914 per MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (Bloomberg) starting August 31, 2017 and ending September 1, 2018, and the base gas price is based upon Henry Hub spot prices (Platt's Gas Daily) starting August 31, 2017 and ending September 1, 2018. A summary of pricing parameters is shown in the table below.

	Crude Oil Price	Natural Gas Price
Base Price ($/BBL, $/MMBtu)	63.43	2.914
Chaveroo Differential ($/BBL, $/MMBtu)	-1.04	-1.62
Milnesand Differential ($/BBL, $/MMBtu)	-1.17	-1.62
Chaveroo Net Price ($/BBL, $/Mcf)	62.39	1.294
Milnesand Net Price ($/BBL, $/Mcf)	62.26	1.294

The base prices were adjusted for differentials on a per-field basis, which may include local basis differentials, transportation, gas shrinkage, gas heating value (BTU content) and/or crude quality and gravity corrections.

Oil and gas price differentials were applied based on field averages for Chaveroo and Milnesand fields. After these adjustments, the net realized prices over the life of the proved properties were estimated to be $62.35 per barrel for oil, $1.29 per MCF for gas. All economic factors were held constant in accordance with SEC guidelines.

Expenses, Investments and Taxes

Lease operating expenses (LOE) for each producing well were estimated from 2017 and 2018 monthly lease operating statements. Chaveroo Field LOE was applied at $1,023 per producing well per

month. Milnesand Field LOE was applied at $1,611 per producing well per month. For new horizontal drills in both fields, operating costs were applied starting at $15,000 per well per month for the first 12 months, then $10,000 per well per month for 24 months and $4,000 thereafter for the life of the well. All economic parameters, including lease operating expenses and investments, were held constant (not escalated) throughout the life of these properties.

Capital costs for PUD drills, facility upgrades and abandonment were provided by PEDEVCO. Infill drilling at Chaveroo Field was scheduled to cost $1,933,309 per 3200-foot horizontal drill (4), $2,223,993 per 4500-foot horizontal drill (46), $2,310,000 per 5500-foot horizontal drill (3), $2,597,019 per 7000-foot horizontal drill (11) and $7,500,000 for water-handling facility upgrades. Infill drilling at Milnesand Field was scheduled to cost $2,237,318 per 4500-foot horizontal drill (15), $2,327,000 per 5500-foot horizontal drill (2), $2,620,609 per 7000-foot horizontal drill (10) and $7,500,000 for water-handling facility upgrades. Abandonment costs for Chaveroo and Milnesand field wells were applied at $20,000 per vertical well and $40,000 per horizontal well, as provided.

Severance taxes were applied at New Mexico rates of 7.09% of oil revenue and 7.94% of gas revenue. Ad valorem taxes were applied at 5.00% of total revenue as per PEDEVCO.

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. PEDEVCO's operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include matters relating to land tenure, drilling, production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of reserves actually recovered and amounts of income actually received to differ significantly from the estimated quantities.

Reserves Estimation Methods

The methods employed in estimating reserves are industry standard methods that are appropriate for the assets evaluated. PDP reserves were forecast using production performance reserve estimation methods. No PDNP reserves were assigned for the Chaveroo and Milnesand fields. PUD reserves for each field were estimated using a blend of type curve analysis, material balance calculations, volumetric estimates and analogy forecasting techniques.

Non-producing reserve estimates were forecast using a blend of type curve analysis, material balance calculations, volumetric estimates and analogy forecasting techniques. These methods provide a relatively high degree of accuracy for predicting proved undeveloped reserves for PEDEVCO properties, due to the mature nature of their properties targeted for development and an abundance of subsurface control data. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

General Discussion

The estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third-party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Reserves estimates will generally be revised as additional geologic or engineering data

become available or as economic conditions change. Moreover, estimates of reserves may increase or decrease as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. As a result, the estimates of oil and gas reserves have an intrinsic uncertainty. The reserves included in this report are therefore estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

An on-site field inspection of the properties has not been performed. The mechanical operation or condition of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have been included in this evaluation.

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 50 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties or PEDEVCO Corp., dba Pacific Energy Development, and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.
TEXAS REGISTERED ENGINEERING FIRM F-693

STATE OF TEXAS
W. TODD BROOKER
83462
LICENSED
PROFESSIONAL ENGINEER

W. Todd Brooker, P. E.
President